Pike Electric Reports First Quarter 2008 Results

                   - Fiscal First Quarter EPS Increases 225% -

              - Gross Margins Increased 350 Basis Points To 16.7% -

                        - Debt Reduced By $15.8 million -

      MT. AIRY, N.C., Nov. 6 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for its fiscal first quarter ended September 30, 2007.

      Fiscal 2008 First Quarter Results

      Total revenues for the first quarter of fiscal 2008 were $139.7 million, compared to $149.9 million in the first quarter of fiscal 2007. Core powerline revenues for the first quarter of fiscal 2008 were $134.9 million, as compared to $137.6 million for the first quarter of fiscal 2007. Core powerline revenue per billable hour increased 10.2% year over year, reflecting more favorable pricing from contract renegotiations and the elimination of certain accounts that did not meet the Company's profitability goals. Core powerline billable hours decreased 11.0% year over year in the quarter due primarily to reduced headcount as a result of the exiting of certain contracts. Storm restoration revenues totaled $4.8 million for the first quarter of fiscal 2008, compared to $12.3 million for the first quarter of fiscal 2007.

      Gross profit for the first quarter of fiscal 2008 was $23.3 million, or 16.7% of revenue, a 17.9% increase from $19.7 million, or 13.2% of revenue, for the first quarter of fiscal 2007. The 350 basis point improvement in gross margin year over year was primarily due to improvements in operational efficiency, the successful elimination of certain low margin accounts, and the negotiation of more favorable pricing on contracts.

      General and administrative expenses for the first quarter of fiscal 2008 were $10.3 million, or 7.4% of revenue, a 10.8% decrease from $11.6 million, or 7.7% of revenue, for the first quarter of fiscal 2007. This decrease in general and administrative expenses is primarily due to a reduction in legal expenses. Interest expense decreased 15.6% to $4.4 million compared to the first quarter of fiscal 2007 primarily due to lower debt balances.

      Net income for the first quarter of fiscal 2008 totaled $5.3 million, or $0.16 per diluted share, compared to net income of approximately $1.6 million, or $0.05 per diluted share, for the first quarter of fiscal 2007.

      The Company reduced total debt by $15.8 million during the first quarter of fiscal 2008.

      "Pike's performance continues to benefit from our efforts over the past several quarters to improve our operations, as evidenced by our year over year gross profit margin improvement," stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric. "While our revenues were lower than last year due to our efforts to exit certain low margin accounts during the latter half of fiscal 2007, along with significantly lower storm activity during this first fiscal quarter, we continue to focus on delivering consistent core powerline performance while maintaining industry-leading profitability levels."

      Mr. Pike continued, "One of our primary objectives over the next several quarters is to increase productive employee levels and implement initiatives that enable us to attract new hires while also investing in our long term employees. We remain confident that Pike Electric is well positioned to capitalize on the positive industry dynamics, to continue delivering quality service to our customers, and to add value to our shareholders over the long term."

      Outlook

      Based on current customer contracts and business conditions, for its fiscal year 2008, the Company continues to expect core powerline revenues to range from $550 million to $560 million. The Company expects total gross profit margins to be in the range of 16% to 17% and general and administrative expenses to be in a range of 7% to 8% of revenues.

      Storm restoration revenues are unpredictable from year-to-year, and are entirely dependant on the weather. Therefore the Company is no longer providing fiscal 2008 storm restoration revenue guidance. Any significant variations in storm restoration revenues may result in year-to-year fluctuations in core powerline revenue growth.

      Conference Call

      Pike Electric will host a conference call today to discuss financial results for its fiscal first quarter ended September 30, 2007 at 5:00 p.m. EST on November 6, 2007. This call is being web cast and can be accessed by visiting the Investor Relations section of our website at www.pike.com. The call can also be accessed live over the phone by dialing (888) 271-8601, or for international callers, (913) 981-5551. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode is 4988589. The replay will be available until November 13, 2007.

      About Pike Electric

      Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

      Safe Harbor

      This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the "Outlook" section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2007 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                   September 30,    June 30,
                                                       2007           2007
                                                   (Unaudited)
                ASSETS
Current assets:
   Cash and cash equivalents                       $        56    $     1,467
   Accounts receivable from customers, net              57,760         59,603
   Work completed not billed                            47,634         44,527
   Inventories                                           8,772          8,535
   Prepaid expenses and other                            4,885          6,219
   Deferred income taxes                                14,129         13,633
      Total current assets                             133,236        133,984
Property and equipment, net                            257,270        267,740
Goodwill                                                94,402         94,402
Other intangibles, net                                  42,438         43,228
Deferred loan costs, net                                 3,948          4,482
Other assets                                             1,661          1,661
      Total assets                                 $   532,955    $   545,497

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $     9,294    $     8,503
   Accrued compensation                                 20,570         20,597
   Accrued expenses and other                            4,460          4,447
   Income taxes payable                                  4,624          6,146
   Current portion of deferred compensation              4,553          3,544
   Current portion of insurance and claim
    accruals                                            26,503         26,669
   Revolving credit facility                             2,000             --
      Total current liabilities                         72,004         69,906
Long-term debt, net of current portion                 173,700        191,500
Insurance and claim accruals, net of
 current portion                                        10,766         10,894
Deferred compensation, net of current portion            5,662          9,315
Deferred income taxes                                   66,110         67,259
Other liabilities                                          590            562
Commitments and contingencies
Stockholders' equity:
   Preferred stock, par value $0.001 per
    share; 100,000 shares authorized;
    no shares issued and outstanding                        --             --
   Common stock, par value $0.001 per
    share; 100,000 shares authorized;
    33,105 and 32,916 shares issued and
    outstanding at September 30, 2007
    and June 30, 2007, respectively                      6,426          6,426
   Additional paid-in capital                          145,577        142,849
   Accumulated other comprehensive income
    (loss)                                                  43             (8)
   Retained earnings                                    52,077         46,794
      Total stockholders' equity                       204,123        196,061
      Total liabilities and stockholders'
       equity                                      $   532,955    $   545,497

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                Three months ended September 30,
                                                      2007            2006

Revenues                                          $   139,735     $   149,855
Cost of operations                                    116,457         130,115

Gross profit                                           23,278          19,740
General and administrative expenses                    10,311          11,556
Loss on sale of property and equipment                     45             367

Income from operations                                 12,922           7,817
Other expense (income):
   Interest expense                                     4,372           5,178
   Other, net                                             (60)            (58)
Total other expense                                     4,312           5,120

Income before income taxes                              8,610           2,697
Income tax expense                                      3,327           1,095

Net income                                        $     5,283     $     1,602

Earnings per share:
   Basic                                          $      0.16     $      0.05
   Diluted                                        $      0.16     $      0.05

Shares used in computing earnings per share:
   Basic                                               32,696          32,221
   Diluted                                             33,671          33,221

SOURCE Pike Electric Corporation